Exhibit 10.06

                          AT-WILL EMPLOYMENT AGREEMENT


         THIS AT-WILL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective January 28, 2002 (the "Effective Date"), by and between DIRECTPLACEMENT, INC., a Delaware corporation (the "Company"), and Michael H. Lorber ("Employee") with reference to the following.

                                   WITNESSETH:

         WHEREAS, the Company wishes to retain the services of Employee on an at-will basis in the capacity of Chief Financial Officer, and Employee desires to so be employed by the Company for the term of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

         1. Employment. The Company hereby employs Employee as Chief Financial Officer. Employee accepts such employment and agrees to perform services for the Company, for the term and upon the other terms and conditions set forth in this Agreement.

         2.       Term.
                  ----

                  2.1 Commencement. The term of Employee's employment hereunder shall commence on the Effective Date of this Agreement and shall be subject to termination as hereafter specified.

                  2.2 At-Will Status. Either the Company or Employee can terminate the employment relationship at-will, at any time with or without cause, reason or advance notice. The Company specifically offers no guarantee of employment for any specific period of time or any specific type of work.

         3.       Position and Duties.
                  -------------------

                  3.1 Service with the Company. During the term of this Agreement, Employee agrees to perform such employment duties as the Company shall assign to him/her from time to time. A complete list of Employee's duties as Chief Financial Officer is fully set forth as Exhibit "A" attached hereto, and is incorporated herein by reference. Employee will report to Brian M. Overstreet on a weekly basis as to the status of all work in progress.

                  3.2 No Conflicting Duties. During the term hereof, Employee shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company. Employee hereby confirms that he/she is under no contractual commitments

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inconsistent with his/her obligations set forth in this Agreement, and that during the term of this Agreement, he/she will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

         4.       Compensation.
                  ------------

                  4.1 Base Salary. As compensation for all services to be rendered in accordance herewith, the Company shall pay to Employee an annual base salary of One Hundred Twenty Thousand Dollars ($120,000.00) (the "Base Salary"). The Base Salary shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  4.2 Bonuses. In addition to the Base Salary, Employee will be entitled to the following performance bonuses:

         a. $10,000.00 bonus for the timely and accurate completion of the Company's 10-K filing due on or before 3/31/02 and the timely and accurate completion of the NASD/SEC audit filings due for the PCS Securities, Inc. and DP Securities, Inc. subsidiaries on or before 3/1/02.

         b. $5,000.00 bonus upon the successful listing of the Company's common stock on the American Stock Exchange.

         c. $5,000.00 bonus upon the effectiveness of the Company's first registration statement for non-employee shareholders.

         d. $2,000.00 bonus for the timely and accurate completion of each of the Company's three 10-Q filings in 2002.

         e. $5,000.00 bonus upon the securing of a new credit line facility to replace the current Bear Stearns credit line facility.

         f. $2,500.00 bonus upon the closing and effectiveness of each acquisition made by the Company in 2002.

         g. A year end bonus of up to $20,000.00 based on the overall performance and profitability of the Company in 2002. Specific terms and bonus range to be mutually agreed upon by Employee and the Company within 90-days of this Agreement.

The Bonus amounts shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies in the payroll period immediately following the successful completion of the specific bonus events.

                  4.3 Expenses. In accordance with the Company's policies as established from time to time, the Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him/her in the performance of his/her duties under this Agreement, subject to the presentment of appropriate documentation.

                  4.3 Benefits. Upon acceptance by the benefit providers, the Company shall provide Employee with such regular benefits as are generally provided by the Company, including but not limited to health insurance, 401(k) participation, and payment of corporate membership to an athletic club. Until acceptance by the health care benefit provider is secured, the Company will reimburse the Employee up to $250.00 per month for his private health insurance coverage.

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                  4.4      Vacation / Sick. Employee shall be entitled to ten
days paid vacation and six days paid sick leave per calendar year, with such days accruing at the rate of 3.57 vacation hours per pay period and 2.00 sick hours per pay period. Upon termination of employment in accordance with Section 7 below, Employee shall be paid all accrued but unused vacation time accrued as of the date of termination. Notwithstanding the foregoing, any vacation or sick time used in excess of the amount allowed under this paragraph shall be paid to Company by deduction from Employee's final payroll check. Vacation and sick time will be voided in accordance with the Company's policies as set forth in the Company's employee manual then in effect and agreed to in writing by the Employee.

         5. Compensation Upon the Termination of Employee's Employment by the Company. In the event that Employee is terminated pursuant to Sections 7.1,
7.3 and 7.4 of this Agreement, then the Company shall pay to Employee his/her Base Salary through the date he/she is terminated, plus any bonus compensation then earned and owing by the Company. In addition, in the event that Employee is terminated pursuant to Section 7.4 of this Agreement, then the Company will continue to compensate the Employee at the then effective Base Salary amount for a period of 90 calendar days from the time of such termination. Such compensation shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies then in effect.

         6. Confidential Information/Solicitation of Customers and Solicitation of Employees. Employee agrees, as a separate condition of his/her employment, to sign and be bound by a separate Employee Confidentiality Agreement, Employee Proprietary Information and Inventions Agreement, or both. Such Agreements include, without limitation, an agreement not to solicit customers or employees of the Company to protect the Company's proprietary information.

         7.       Termination Prior to Expiration of the Term.
                  -------------------------------------------

                  7.1 Disability. Employee's employment shall terminate upon Employee becoming totally or permanently disabled for a period of three (3) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Employee's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his/her assigned duties under this Agreement. A reasonable determination by the Company of the existence of a disability shall be conclusive for all purposes hereunder.

                  7.2 Termination for Cause. The Company may terminate Employee's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Employee. As used herein, the term "Cause" shall mean that Employee shall have (i) in the reasonable judgment of the Company committed a criminal act or an act of fraud, embezzlement, breach of trust or other act of gross misconduct; (ii) willfully violated policy or rules

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of the Company; (iii) in the judgment of the Company, willfully refused to follow the directions given by the Company from time to time or breached any covenant or obligation under this Agreement or other agreement with the Company; or (iv) failed to perform the duties required of his/her position as fully set forth in Exhibit "A" hereto.

                  7.3 Resignation by Employee. Employee's employment shall be terminated upon tender of his/her written resignation.

                  7.4 Termination Without Cause. The Company may terminate Employee's employment at any time without cause upon written notice to Employee. Termination "without cause" shall mean termination of employment on any basis other than termination of Employee's employment hereunder pursuant to Sections 7.1, 7.2, or 7.3.

                  7.5 Surrender of Records and Property. Upon termination of his/her employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, documents, letters, memoranda, notes, reports, data, financial information, pro formas, budget calculations or copies thereof, which are the property of the Company and which relate in any way to the business of the Company or its affiliates, and all other property, trade secrets, confidential or proprietary information of the Company or its affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his/her possession or under his/her control.

         8. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

         9. Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         10.      Miscellaneous.
                  -------------

                  10.1     Arbitration.

                           10.1.1   Any controversy, claim or dispute between
the parties hereto arising out of or related to this Agreement which cannot be settled amicably by the parties, shall be submitted for binding arbitration in accordance with the provisions contained herein and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Rules"). The arbitrators shall by majority vote determine all questions of fact and law relating to any controversy, claim or dispute hereunder, including but not limited to whether or not any such controversy, claim or dispute is subject to the arbitration provisions contained herein. The parties however shall have the right to reasonable discovery, including the taking of depositions of parties and witnesses, the production of documents and the propounding of interrogatories. The arbitrators shall be required to provide a written statement of decision setting forth their findings of fact and conclusions of law. The arbitrators shall have no authority to award punitive damages.

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                           10.1.2   Any party desiring arbitration shall serve
on the other party or parties and the San Diego, California, Office of the American Arbitration Association, in accordance with the Rules, its Notice of Intent to Arbitrate ("Notice"), accompanied by the name of the arbitrator selected by the party serving the Notice. The San Diego office of the American Arbitration Association shall administer such arbitration and the arbitration proceedings shall be conducted in San Diego, California. The arbitration proceeding provided hereunder are hereby declared to be self- executing, and it shall not be necessary to petition a court to compel arbitration.

                           10.1.3   If a controversy, claim or dispute arises
among the parties hereto which is subject to the arbitration provisions hereunder, and there exists or later arises a controversy, claim or dispute between the parties hereto and any third party, which controversy, claim or dispute arises out of or relates to the same transaction or series of transactions, said third party controversy, claim or dispute shall be consolidated with the arbitration proceedings hereunder; provided, however, that any such third party must be a party to an agreement with a party hereto which provides for arbitration of disputes thereunder in accordance with rules and procedures substantially the same in all material respects as provided for herein or, if not, must consent to arbitration as provided for hereunder.

                           10.1.4   The demand for arbitration shall be made
within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

                           10.1.5   Judgment on the award may be entered in any
court having jurisdiction.

                  10.2 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

                  10.3 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, whether written or oral, express or implied, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  10.4 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  10.5 Partial Invalidity. The provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person

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or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or the application of such provision is essential to the Agreement.

                  10.6 Waiver. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any rights or remedies shall impair its right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

                  10.7 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  10.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be deemed to have been duly given if delivered, telecopied, or mailed by certified or registered mail:

                  TO THE COMPANY:   DIRECTPLACEMENT, INC.
                                    3655 Nobel Drive  Suite 540
                                    San Diego, CA  92122
                                    Telecopier:  (858) 623-1601

                  With a copy to:   PROCOPIO, CORY, HARGREAVES & SAVITCH, LLP
                                    530 "B" Street, Suite 2100
                                    San Diego, California  92101
                                    Attention:  Lorne R. Polger, Esq.
                                    Telecopier No. (619) 235-0398

                  TO EMPLOYEE:

                                    ------------------------------------------

                                    ------------------------------------------
                                    Telecopier No.
                                                  ----------------------------

or to such other address or telecopier number which either party may notify the other party as provided above.

                  10.10 Survival. Sections 6 and 9 shall survive termination of this Agreement.

                  10.11 Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which taken together shall constitute one and the same instrument. The facsimile signatures of the parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate original counterparts.

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                  10.12    Modification in Writing. This Agreement may be
modified only by an agreement in writing executed by the parties to this Agreement against whom enforcement of such modification is sought.

                  10.13 Waiver. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any rights or remedies shall impair its right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties have executed this At-Will Employment
Agreement as of the day and year set forth above.


                                        THE COMPANY

                                        DIRECTPLACEMENT, INC.,
                                        a Delaware corporation



                                        By: /s/ BRIAN M. OVERSTREET
                                            ------------------------------------
                                        Name:  Brian M Overstreet
                                        Title: President


                                        EMPLOYEE

                                        MICHAEL H. LORBER



                                        By: /s/ MICHAEL LORBER
                                            ------------------------------------


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                                   EXHIBIT "A"

                              DESCRIPTION OF DUTIES


         Responsibilities include (but are not limited to) the following:


Chief Financial Officer

1. Successful achievement of timely, accurate, and complete public company filing requirements, including 10-K, 10-Q, and 8-K requirements.

2. Successful achievement of timely, accurate, and complete NASD broker/dealer annual audit filing requirements for the Company's PCS Securities, Inc. and DP Securities, Inc. subsidiaries.

3. Assisting the CEO and Director of Mergers & Acquisitions as needed to successfully effect acquisitions.

4. Successful achievement of timely, accurate, and complete valuation and proforma modeling for 8-K requirements following acquisitions.

5. Assisting the CEO with successfully securing a new line of credit by 6/30/02.

6. Identifying and successfully implementing a new accounting system and proper procedures for the Company and its subsidiaries on or before 6/30/02.

7. Corresponding with Company shareholders and potential shareholders on an as-needed basis regarding the Company's financial condition and general business outlook.

8.       Assisting the CEO with investor presentations as needed.

9. Organizing and preparing the Company's quarterly earnings announcements and conference calls.

10. Such other duties and responsibilities that would normally be required of a Chief Financial Officer and any additional duties and responsibilities that shall be identified and mutually agreed upon by Employee and the Company during the term of this Agreement.


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